Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2023 with respect to the consolidated financial statements of Digital Media Solutions, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tampa, Florida

August 23, 2023